Exhibit (a)(1)(A)

                               Offer To Purchase

                            JERRY'S FAMOUS DELI, INC.

                           OFFER TO PURCHASE FOR CASH
                              UP TO 600,000 SHARES
                                 OF COMMON STOCK
                             AT $5.30 NET PER SHARE


   The offer and withdrawal rights will expire at 5:00 p.m., California time, on June 29, 2001, unless the offer is extended.

         Jerry's Famous Deli, Inc., a California corporation (the "Company"), invites its shareholders to tender shares of its common stock, no par value per share ("Common Stock"), to the Company at a price of $5.30 per share, in cash, upon the terms and conditions set forth in this Offer to Purchase, the related Letter of Transmittal and certain relevant documents (which together constitute the "Offer"). The Company will pay $5.30 per share, net to the seller in cash, for up to 600,000 shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. The Company reserves the right to amend or waive any one or more terms or conditions of the Offer including amending the number of shares to be purchased and the offer price.


  The Offer is not conditioned on any minimum number of shares being tendered.
             The Offer is subject, however, to certain conditions.

         The Common Stock is quoted on the Nasdaq SmallCap Market ("Market") under the symbol "DELI." On April 2, 2001, the last full trading day on the Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing price per share was $3.75. Shareholders are urged to obtain current market quotations for the Common Stock.

         An independent committee of the Board of Directors of the Company has approved the Offer. However, shareholders must make their own decisions whether to tender their shares of Common Stock and, if so, how many shares to tender. Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares of Common Stock.


              The Date of this Offer to Purchase is April 27, 2001

                               SUMMARY TERM SHEET

         This summary term sheet is provided for your convenience. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

Who is offering to purchase my shares of Common Stock of the Company?

Jerry's Famous Deli, Inc. is offering to repurchase your shares of Common Stock. See the INTRODUCTION and "THE TENDER OFFER--Certain Information Concerning the Company."

How many shares is the Company seeking to purchase, at what price, and do I have to pay any brokerage or similar fees to tender?

The Company is offering to purchase up to 600,000 shares of Jerry's Famous Deli, Inc. Common Stock at a price of $5.30 per share, net to the seller, in cash, without interest. As of April 2, 2001, the last trading day prior to the announcement of the Company's intention to commence the offer, the closing price of a share of Common Stock of Jerry's Famous Deli, Inc. on the Nasdaq SmallCap Market was $3.75. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION" and "THE TENDER OFFER--Price Range of the Shares."

How can I make sure how many shares I own?

The number of shares held by each shareholder of record is determined by the records maintained by U.S. Stock Transfer Corporation, the Company's transfer agent. On February 9, 2000, the Company effected a one-for-three reverse stock split for the purpose of qualifying the Company's stock for listing on the Nasdaq SmallCap Market. Shareholders were required at that time to tender their original stock certificates in order to receive new stock certificates reflecting the correct number of shares held by each shareholder as a result of the reverse stock split. Any shareholder who did not tender a stock certificate issued prior to February 9, 2000 for a new stock certificate will show a number of shares on the old stock certificate which does not reflect the reverse stock split. Each shareholder who receives this Offer can review the number of shares printed on the shareholder name label which appears on the Letter of Transmittal which accompanies this Offer, which is the number of shares shown on the records of U.S. Stock Transfer Corporation as owned of record as of April 6, 2001 by the shareholder.

Why is the Company making this offer?

The Company is making this offer to provide value and liquidity to the public shareholders of the Company at a purchase price higher than the market price for the Common Stock prior to the announcement of the Offer, and as a step towards taking the Company private. If the offer is completed and the affiliates of the Company thereby increase their percentage ownership of the total outstanding Common Stock of the Company to at least 90% of the outstanding Common Stock, some or all of the affiliates of the Company may, but are not obligated to, consummate a "short-form" merger of a newly formed entity owned solely by such affiliates with the Company, which would not require the approval of the Company's non-affiliated shareholders. In that event, the affiliates would acquire beneficial ownership of all of the shares of the Company and all shares of the Company that are not purchased in this offer would be exchanged for an amount in cash per share of Common Stock equal to the highest price per share paid pursuant to this offer. If this offer is completed and the affiliates of the Company do not own at least 90% of the Company's shares, the affiliates may, but are not obligated to, seek to complete a "long-form" merger of the Company with an entity owned solely by the affiliates, which would require a fairness hearing under California law. In a long-form merger, the amount and form of consideration paid for shares that are not purchased in the offer would be negotiated with an independent committee of the board of directors of the Company. The consideration could be an amount in cash per share equal to the highest price per share paid pursuant to this offer, or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. See the "INTRODUCTION" and "SPECIAL FACTORS--Purposes of the Offer; Plans for the Company."


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Is this a first step in a going-private transaction?

The Company's current affiliates, including the three largest shareholder groups controlled by: (a) Isaac Starkman and his family, (b) Jonathan Mitchell, acting on behalf of the Edward D. and Anna Mitchell Family Foundation and Mitchell Hospitality Investments, and (c) Kenneth Abdalla and his affiliates, will increase their ownership interest in the Company if the offer is completed. If a sufficient number of shareholders of the Company tender their shares, the Common Stock will no longer be quoted on the Nasdaq SmallCap Market and the Company intends to terminate the registration of the Common Stock under the Securities Exchange Act of 1934, as amended. If a sufficient number of non-affiliated shareholders of the Company do not tender their shares, the affiliates of the Company may, but are not obligated to, seek to effect a merger whereby the Company will become a privately-held company and its Common Stock will no longer be quoted on the Nasdaq SmallCap Market or registered under the Securities Exchange Act of 1934, as amended. If the offer is completed, in connection with any subsequent merger or other business combination, the current affiliates of the Company intend to continue to participate in the ownership of the Company. See the "INTRODUCTION," "SPECIAL FACTORS-- Purposes of the Offer; Plans for the Company" and "THE TENDER OFFER-- Effect of the Offer on the Market for the Shares; Nasdaq Stock Market Listing; Exchange Act Registration; Margin Regulations."

Is the Company's financial condition relevant to my decision on whether to tender into the Offer?

Yes. As a California corporation, the Company is required to have retained earnings sufficient to fund the repurchase of it's common stock. As of December 31, 2000, the Company had retained earnings of approximately $2.9 million, and as of March 31, 2001, the Company expects to report retained earnings of approximately $3.6 million, which is sufficient to support the repurchase of the maximum 600,000 shares sought in this tender offer. If, for any reason, the Company does not have sufficient retained earnings to repurchase all of the shares that are tendered, up to 600,000 shares, the Company may not complete the repurchase, or may reduce the number of shares that are repurchased, on a pro rata basis among all shareholders who have tendered their shares, to an amount that may be purchased by the Company based on the amount of its retained earnings on the date of repurchase.

What are the most important conditions to the Offer?

The most important conditions to the offer are the following:

The Company must have sufficient retained earnings to repurchase all shares repurchased in the Offer as of the date the shares are repurchased. The Company anticipates that it will have sufficient proceeds based upon the earnings it reported for the year ended December 31, 2000 and the earnings it expects to report for the quarter ended March 31, 2001. If, for any reason, the Company does not have sufficient retained earnings to repurchase all of the shares that are tendered up to 600,000 shares, the Company may not complete the repurchase, or may reduce the number of shares that are repurchased, on a pro rata basis among all shareholders who have tendered their shares, to an amount that may be purchased by the Company based on the amount of its retained earnings on the date of repurchase.

No person, government or governmental authority shall threaten or institute an action or proceeding which challenges or seeks to make illegal, delay, restrain or prohibit the Company from making the offer for or purchasing the Company's shares or seeks to obtain damages as a result thereof.

No change or prospective change shall have occurred or been threatened in the properties, assets, condition, operations or other elements of the business of the Company which, in the sole judgment of the Board of Directors of the Company, is or may be materially adverse to the value of the Company.

A more detailed discussion of the conditions to consummation of the offer may be found in the "INTRODUCTION" and "THE TENDER OFFER--Certain Conditions to the Offer."

Does the Company have the financial resources to pay for the shares?


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Yes. The Company has retained cash flow from operations and an existing line of credit which are sufficient to provide all financial resources necessary to repurchase the shares sought in this Offer. See the "INTRODUCTION" and "THE TENDER OFFER--Source and Amount of Funds."

How long do I have to decide whether to tender into the Offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 5:00 p.m., California time, on June 29, 2001. If the offer is extended, the Company will issue a press release announcing the extension on or before 9:00 a.m. California time on the first business day following the date the offer was scheduled to expire. See "THE TENDER OFFER--Terms of the Offer; Expiration Date." The Company does not currently intend to extend the offering period, although the Company reserves the right to do so for up to thirty (30) days. See "THE TENDER OFFER--Terms of the Offer; Expiration Date."

How do I accept the Offer and tender my shares?

To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to U.S. Stock Transfer Corporation, the depositary, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares."

If I accept the Offer, when will I get paid?

If the conditions to the offer are satisfied and the Company consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See "THE TENDER OFFER--Acceptance for Payment and Payment."

Can I withdraw my previously tendered shares?

You may withdraw a portion of or all your tendered shares by delivering written, telegraphic or facsimile notice to the depositary at any time prior to the expiration of the offer. Further, if the Company has not agreed to accept your shares for payment within 40 business days of the commencement of the offer, you can withdraw them at any time after that 40-business day period until the Company does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See "THE TENDER OFFER--Withdrawal Rights."

What does the Board of Directors of the Company think of this Offer?

An independent committee of the Company's Board of Directors has approved this offer and determined the price offered for the shares in this Offer. The Mentor Group, an independent valuation firm engaged by the Independent Committee, has issued a fairness opinion concluding that the price offered by the Company is fair from a financial point of view to the shareholders. See "SPECIAL FACTORS--Fairness of the Offer."

If I do not tender but the Offer is successful, what will happen to my shares?

As indicated above, if the offer is completed, the Company's shares may no longer be eligible to be traded on the Nasdaq SmallCap Market or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. In any event, the number of shareholders and the number of shares of Common Stock that are still in the hands of the public may be so small that there may be no active public trading market (or, possibly, any public trading market) for the shares. Also, upon completion of the offer, if the Company's affiliates own at least 90% of the outstanding shares of Common Stock, the Company may, but is not obligated to, consummate a short-form merger transaction in which all shares of the Company that were not purchased in this offer will be exchanged for an amount in cash per share equal to the highest price per share paid pursuant to the offer. If the short-form merger takes place,


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shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights, under California law. Therefore, if a short-form merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Alternatively, upon completion of the offer, if the Company's affiliates do not own at least 90% of the outstanding Common Stock, the Company may, but is not obligated to, consummate a long-form merger transaction in which all shares of Common Stock that were not purchased in this offer will be exchanged for an amount and form of consideration to be negotiated with the Independent Committee of the Board of Directors of the Company. The consideration could be an amount in cash per share equal to the highest price per share paid pursuant to the offer or a different form or amount of consideration. See "SPECIAL FACTORS--Purposes of the Offer; Plans for the Company" and "THE TENDER OFFER--Effect of the Offer on the Market for the Shares; Nasdaq Stock Market; Exchange Act Registration; Margin Regulations."

Are appraisal rights available in the Offer?

Appraisal rights are not available in the offer. Following the offer, if any merger occurs, appraisal rights most likely will be available to those shareholders who comply with the applicable provisions of California law. See "SPECIAL FACTORS--Rights of Shareholders in the Offer and any Merger."

What are the federal income tax consequences of the proposed transactions?

The receipt of cash in the offer in exchange for shares of Common Stock of the Company will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See the "INTRODUCTION" and "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences."

What is the market value of my shares as of a recent date?

On April 2, 2001, the last trading day before the announcement of the intention to commence the offer, the shares of Common Stock closed on the Nasdaq SmallCap Market at $3.75 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See "THE TENDER OFFER--Price Range of the Shares."
Whom can I call with questions?

You can call D. F. King & Co., Inc., at (800) 848-3094 (toll-free) or (212) 269-5550 (collect) with any questions you may have. D. F. King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Offer to Purchase.


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                                TABLE OF CONTENTS

INTRODUCTION                                                                   2
SPECIAL FACTORS                                                                5
    1.     Background of the Offer; Contacts with the Company................  5
    2.     Fairness of the Offer.............................................  7
    3.     Purpose and Structure of the Offer; Plans for the Company.........  8
    4.     Rights of Shareholders in the Offer and Any Merger................ 10
    5.     Transactions, Negotiations and Agreements......................... 12
    6.     Interest in Securities of the Company............................. 13
    7.     Certain United States Federal Income Tax Consequences............. 14
THE TENDER OFFER                                                              16
    1.     Terms of the Offer; Expiration Date............................... 16
    2.     Acceptance for Payment and Payment................................ 17
    3.     Procedures for Accepting the Offer and Tendering Shares........... 18
    4.     Withdrawal Rights................................................. 21
    5.     Certain Information Concerning the Company........................ 21
    6.     Price Range of the Shares......................................... 22
    7.     Certain Information Concerning the Company........................ 22
    8.     Source and Amount of Funds........................................ 24
    9.     Effect of the Offer on the Market for the Shares; Nasdaq Stock
           Market Listing; Exchange Act Registration; Margin Regulations..... 24
    10.    Certain Conditions to the Offer................................... 25
    11.    Certain Legal Matters; Litigation; Required Regulatory Approvals.. 27
    12.    Certain Fees and Expenses......................................... 28
    13.    Miscellaneous..................................................... 28


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                              IMPORTANT INFORMATION

         Any shareholder desiring to tender all or any portion of their shares of Common Stock of the Company should either:

         (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have the shareholder's signature thereon guaranteed if required by instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares," transmit an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for the shares along with the Letter of Transmittal (or such facsimile) or deliver the shares pursuant to the book-entry transfer procedures set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares;" or

         (2) request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose shares of Common Stock of the Company are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact its broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender its shares.

         A shareholder who desires to tender its shares of Common Stock of the Company and whose certificates representing its shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may be eligible to tender its shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares."

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.


                                       1
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To:  All Holders of Shares of Common Stock of Jerry's Famous Deli, Inc.

                                  INTRODUCTION

         Jerry's Famous Deli, Inc. (the "Company"), a California corporation, hereby offers to purchase up to 600,000 of the shares of its Common Stock, no par value (the "Shares"). The Company will purchase all shares tendered in this Offer at a price of $5.30 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

         Tendering shareholders whose Shares are registered in their own name who tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. The Company will pay all fees and expenses of U.S. Stock Transfer Corporation, as Depositary (the "Depositary"), and D. F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER--Certain Fees and Expenses."

         The purpose of the Offer is to provide value and liquidity to the public shareholders (as used herein, the term "Public Shareholders" refers to shareholders other than the "Control Shareholders," as defined below) at a share repurchase price substantially above the market price immediately prior to the public announcement of the Company's intention to conduct a tender offer, and to provide a means for the Company's controlling shareholders to take the Company private, if they determine to do so. The controlling shareholders have been negotiating regarding the privatization of the Company, but there are at present significant differences of opinion among them as to the future strategy and operations of the Company which could delay or prevent an agreement among them to complete a going private transaction. Nonetheless, if a sufficient number of the Company shareholders tender their Shares in the Offer, the Shares will no longer be quoted on the Nasdaq SmallCap Market and the Company intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It should be noted that the Company currently has only 132 shareholders of record, and is therefore currently eligible to deregister the Shares under the Exchange Act.

         The control shareholders of the Company (sometimes referred to herein as "Control Shareholders") are Isaac Starkman, his family trust and the members of his immediate family, including Guy Starkman and Jason Starkman; Jonathan Mitchell acting on behalf of Mitchell Hospitality Investments, LLC, a Delaware limited liability company, and the Edward D. and Anna Mitchell Family Foundation (the "Mitchell Group"); and Kenneth Abdalla and Ronald Burkle and entities which they control.

         If the Offer is completed and the Control Shareholders of the Company own at least 90% of the outstanding shares of the Company, the Control Shareholders may seek to have the Company consummate a short-form merger with a new entity wholly owned by the Control Shareholders (the "Short-Form Merger"), which would not require the approval of the Company's board of directors (the "Company Board"), whereby the Control Shareholders would own all of the shares of the Company and each then outstanding Share (other than Shares held by the Control Shareholders) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Alternatively, if the Offer is completed and the Control Shareholders do not own at least 90% of the outstanding shares of the Company, the Control Shareholders may, but are not obligated to, seek to have the Company consummate a "long-form" merger or similar business combination with a new entity wholly owned by the Control Shareholders (the "Long-Form Merger"), which would require the approval of the Company Board, whereby the Control Shareholders would own all of the shares of the Company. In a Long-Form Merger, the amount and form of consideration for Shares that are not purchased in the Offer would be negotiated with the Independent Committee of the Board of Directors. Each then outstanding Share (other than Shares held by the Company) may be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Upon the consummation of any merger, the Company will be a privately held company.


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         The timing of consummation of a merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Company pursuant to the Offer and whether the conditions to the Offer set forth in "THE TENDER OFFER--Certain Conditions to the Offer" have been satisfied or waived. There can be no assurance that if the Offer is consummated, the Company will seek to effectuate any Short-Form Merger or Long-Form Merger.

THE COMPANY RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

The Offer is subject to the fulfillment of certain conditions, including the following:

         The Company must have sufficient retained earnings to repurchase all shares tendered in the Offer, up to 600,000 shares, as of the date the shares are repurchased. The Company anticipates that it will have sufficient proceeds based upon the earnings it reported for the year ended December 31, 2000 and the earnings it expects to report for the quarter ended March 31, 2001. If, for any reason, the Company does not have sufficient retained earnings to repurchase all of the shares that are tendered, up to 600,000 shares, the Company may not complete the repurchase, or may reduce the number of shares that are repurchased, on a pro rata basis among all shareholders who have tendered their shares, to an amount that may be purchased by the Company based on the amount of its retained earnings on the date of repurchase.

         The Company must be satisfied that no change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Company, is or may be materially adverse, and that the Company has not become aware of any fact which, in the sole judgment of the Company, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Company.

         The Company must be satisfied that there is no threatened, instituted or pending action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Company or the consummation by the Company of a merger with an affiliate of the Control Shareholders, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (2) seeking to prohibit the ownership or operation by the Company or any affiliate of the Control Shareholders of all or any portion of the business or assets of the Company and its subsidiaries, or to compel the Company or any affiliate of the Control Shareholders to dispose of or hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Company or any affiliate of the Control Shareholders to conduct their respective businesses or own such assets, (3) seeking to require divestiture by the Company of any Shares, (4) seeking any material diminution in the benefits expected to be derived by the Company or the Control Shareholders as a result of the transactions contemplated by the Offer or any other business combination with the Company, (5) which otherwise, in the sole judgment of the Company, might materially adversely affect the Company or the value of the Shares or (6) in the sole judgment of the Company, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or its subsidiaries.

         The conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances (including any action or omission by the Company) giving rise to any such conditions or may be waived by the Company, in its sole discretion, in whole or in part, at any time and from time to time.

         Certain other conditions to the consummation of the Offer are described in "THE TENDER OFFER--Certain Conditions to the Offer." The Company reserves the right (subject to the applicable rules


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and regulations of the Securities and Exchange Commission (the "Commission")) to
amend or waive any one or more of the terms or conditions of the Offer. See "THE TENDER OFFER--Terms of the Offer; Expiration Date" and "THE TENDER
OFFER--Certain Conditions to the Offer."

         Certain U.S. federal income tax consequences of the sale of shares pursuant to the Offer and the conversion of shares pursuant to any merger are described in "SPECIAL FACTORS--Certain United States Income Tax Consequences." This Offer to Purchase and the related Letter of Transmittal contain important information, which should be read carefully before any decision is made with respect to the Offer.


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                                 SPECIAL FACTORS

1.       Background of the Offer; Contacts with the Company.

         The Company conducted its initial public offering in 1996 seeking to raise capital for an aggressive expansion of its business through the opening of new restaurants and the acquisition of existing deli-style restaurants and markets. The Company's strategy was to realize capital appreciation through the growth in earnings resulting from its expansion.

         Over the past five years, the Company has executed its growth strategy by doubling the number of its restaurants and acquiring a gourmet market. As a result, the Company reported record earnings of $.31 per share for the year ended December 31, 2000, a 63% increase from the $.19 earnings per share reported for the year ended December 31, 1999. Despite these accomplishments, however, the Company's shareholders have not realized an appreciation in value of their shares. In fact, the Company's share price has declined over the past five years. In November 1999, the Company's share price dropped to a level below the maintenance standards for continued listing on the Nasdaq National Market. The Company was able, by completing a one-for-three reverse stock split in January 2000, to retain a listing on the Nasdaq SmallCap Market. However, the Company's share price continued to decline in 2000.

         In an effort to seek other means of increasing shareholder value, the Board of Directors began seeking strategic alternatives over three years ago. At the end of 1997, the Company engaged NationsBanc Montgomery Securities (the name of which was subsequently changed to Banc of America Securities, and referred to herein as "BofA Securities") to assist the Company in considering all possible strategic alternatives, including sale of the Company.

         After over eighteen months of working with the Company and contacting several potential acquirors, BofA Securities met with the Board of Directors in July 1999 and presented two preliminary proposals to the Company for consideration. One proposal, a stock-for-stock exchange offer, was from a company which had recently been delisted from the Nasdaq Stock Market, was then traded on the OTC Bulletin Board, and was heavily in debt. The Company at that time was listed on the Nasdaq National Market and had a relatively strong balance sheet. Based on these facts, the Board of Directors determined that this proposed acquisition would not benefit shareholders of the Company, and did not pursue this offer. The Company notes that company which made this proposal has subsequently reported two years of substantial and growing net losses and had a share trading price of less than $.03 per share as of April 3, 2001. That company also announced on April 2, 2001 that it was unable to meet payments on its existing debt of over $200 million and might have to file a bankruptcy petition.

         The Company also received in July 1999 through BofA Securities an indication of interest from a leveraged buy-out firm proposing to buy out the public shareholders at a price that would have resulted in the Company undertaking substantial additional debt and retaining existing management. At the time of that proposal, Mitchell Hospitality Investments and its affiliates had not acquired an interest in the Company, and over 25% of the Company's stock was held by public shareholders. The market price for the Company's stock during the second quarter of 1999 ranged from a high of $4.50 to a low of $2.63 per share, while the Company's retained earnings as of June 30, 1999 were less than $1 million. Based on those facts, the Company could not have completed a leveraged buyout without additional equity financing. Under these circumstances, the Board of Directors and management determined that the Company's operations could not support the level of debt necessary for this proposal, and determined not to pursue a leveraged buy-out.

         Also during 1998, the Board received an indication of interest from a client of Arthur Andersen regarding a possible all-cash acquisition of the Company. The client was a private investment partnership with some prior history of acquisitions. However, after preliminary discussions with the partnership, no formal offer was ever presented to the Company by the partnership.

         Also during 1998, in a further attempt to increase the Company's share price, the Board of Directors authorized a stock repurchase program. The initial program for $300,000 of shares was approved in September 1998, and subsequently increased in November 1998 to a maximum of $2,000,000 of shares. Under that repurchase program, the Company repurchased a total of 365,154 shares at market prices ranging from $2.81 to $4.50 per share.

         During 1999, the Company received notification from Nasdaq that its per share trading price was below the minimum of $1 per share, and that the Company's shares would be delisted from the Nasdaq National Market. The Board of Directors authorized a one-for-three reverse stock split to increase the per share trading price that allowed the Company to obtain a listing on the Nasdaq SmallCap Market. On February 3, 2000, the Company's common stock began trading on the Nasdaq SmallCap Market. (All share amounts and price per share information contained in this Offer to Purchase reflect the Company's three for one reverse split of its Common Stock effective as of February 9, 2001)

         In May 1999, affiliates of Jonathan Mitchell, a consultant to the Company in connection with restaurant acquisitions, began acquiring shares of the Company's common stock through open market purchases. In May 2000, Mitchell Equity Investments and the Edward D. and Anna Mitchell Family Foundation first reported on a Schedule 13D that they collectively had acquired approximately 5% of the Company's common stock, and that they desired to seek privatization of the Company. Mitchell Equity Investments and its wholly-owned subsidiary, Mitchell Hospitality Investments continued to acquire stock in open market and privately negotiated transactions through the second half of 2000 and the first quarter of 2001. As of February 7, 2001, it was reported in an amended Schedule 13D that Mitchell Equity Investments had transferred its holdings of the Company's common stock to Mitchell Hospitality Investments, that Mitchell Hospitality Investments and the Edward D. and Anna Mitchell Family Foundation collectively owned an aggregate of 1,052,311 shares, representing approximately 22.5% of the total outstanding shares of the Company, and that the Mitchell Group desired to seek privatization of the Company.

         In March 2000, the Board of Directors discussed at length possible strategic alternatives for the Company. One possible alternative discussed was a going private transaction, in which a tender offer could be made by either the Company or certain of its principal shareholders to acquire all or substantially all of the shares held by non-affiliates. No definitive proposals were made at that time.

         In May 2000, representatives of the Company met with Fleet Boston Financial ("FBF") in New York regarding the possible retention of FBF to assist in reviewing strategic alternatives. In addition, representatives of the Company met with Fleet National Bank concerning a possible financing of a tender offer by the Company. Although Fleet National Bank, an affiliate of FBF, has become the Company's primary lender, FBF has not made any proposals regarding a transaction involving the Company. Fleet National Bank indicated in its meeting with Company representatives that it would permit the Company to use a portion of its line of credit to repurchase shares of its common stock should the Company determine to conduct a tender offer for its shares.

         Also in May 2000, the Board of Directors appointed an Independent Committee of the Board of Directors to consider and respond to any proposals that might be received from shareholder groups to take the Company private, or from outside third parties where members of management would have conflicts of interest.

         In the second half of 2000 and the first quarter of 2001, the Control Shareholders held several informal meetings to discuss the privatization of the Company, but there are at present significant differences of opinion among them as to the future strategy and operations of the Company which could delay or prevent an agreement among them to complete a going private transaction.

         In January 2001, the Board of Directors authorized the Independent Committee to hire an outside valuation firm to report on a fair price for the Company's shares of common stock in a self tender offer, and to negotiate, finalize, approve and take all actions they deemed necessary on behalf of the Board of Directors in regard to the Company engaging in a tender offer, a going private transaction, or negotiating with, or responding to, any group contemplating such a transaction. The Independent Committee soon thereafter engaged The Mentor Group to provide its report to the Independent Committee concerning a fair price for the Company's common stock in any possible tender offer or going private transaction.

         On March 30, 2001, The Mentor Group presented its preliminary report to the Independent Committee. The Independent Committee, after considering the preliminary findings of The Mentor Group, approved a self tender offer by the Company on March 30, 2001 at a repurchase price of $5.30 per share. The Company issued a press release on April 3, 2001 publicly announcing the proposed tender offer.

2.       Fairness of the Offer.

         Because the Shares owned directly by the Control Shareholders represent about 87.5% of the total outstanding shares of Common Stock of the Company, and the Control Shareholders (except the Mitchell Group) have four affiliates on the Company Board, the Board of Directors determined that a majority of the directors had conflicts of interest in determining whether to approve a self tender offer or any other transaction that could eventually result in the Control Shareholders acquiring ownership of all of the Company's outstanding shares. Therefore, in May 2000, the Board of Directors appointed an Independent Committee consisting of Paul Gray and Stanley Schneider, the two independent directors, to consider and take action on any proposals made by the Control Shareholders or any other third parties to acquire the Company. In January 2001, the Independent Committee was authorized to negotiate, finalize and approve a tender offer and/or a going private transaction and negotiate and respond to any group contemplating such a transaction. The Independent Committee, in connection with its decision to approve the self tender offer by the Company, considered the fairness of the Offer to the unaffiliated security holders of the Company (collectively, the "Public Shareholders").

     The Independent Committee believes that the Offer is fair to the Public Shareholders of the Company. In reaching their determination that the Offer is fair to the Public Shareholders of the Company, the Independent Committee considered the following factors:

o The premium reflected in the Offer price of $5.30 per Share. The Independent Committee considered the current and historical trading prices of the Shares prior to the Offer. The Offer price represents a premium of over 41% over the $3.75 closing price on April 2, 2001, the day prior to the public announcement of the contemplated offer. The Offer price also represents a premium of 3% over the 52 week high trading price of $5.12 as of April 2, 2001.

o The Offer price of $5.30 per Share represents a price to earnings multiple of 17.1 based on the Company's reported earnings of $.31 per share for the year ended December 31, 2000, and a multiple of 3.54 times the Company's earnings before interest, income taxes, depreciation and amortization ("EBIDTA") for the year ended December 31, 2000.

o The Offer price of $5.30 per Share is higher than the preliminary valuation of the Shares provided by The Mentor Group in its initial valuation of the Company.

o The Offer price of $5.30 per Share is higher than the price paid by Mitchell Equity Investments for 125,135 shares sold by Jason Starkman at $4.50 per Share in August 2000, for 13,938 shares sold by Guy Starkman at $4.50 per share in December 2000 and for 202,509 shares sold by a partner of one of the investment partnerships controlled by Kenneth Abdalla at $4.50 per share in July, 2000.

o The purchase of the Shares by the Company would eliminate the exposure of the Public Shareholders of the Company to any future decline in the price of the Shares.

o The relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Shareholders of the Company from the all-cash Offer. The Independent Committee directors believe that the liquidity that would result from the Offer would be beneficial to the Public Shareholders because the Control Shareholders' significant ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of the Control Shareholders.

o The Offer would shift the risk of the future financial performance of the Company from the Public Shareholders of the Company to the Company and the Control Shareholders.

o The Offer price is attractive based on current negative stock market conditions. Since the stock market peak in March 2000, the Standard & Poors 500 index, the Dow Jones Industrial Average and the Nasdaq have all declined substantially, and the Nasdaq in particular has declined over 60%. This is the first persistent down market experienced for the securities market in general in over ten years, and it cannot be predicted when the market will begin to improve. Under these conditions, the value of the Company's stock could continue to decline, even if the Company continues to report increased earnings.

o Shareholders who accept the Offer will receive cash at the premium price of $5.30, which would be difficult for all shareholders to receive in open market sale transactions, especially in light of the relatively low trading volume in the Shares.

The Independent Committee also believes that the Offer and Merger are procedurally fair to the shareholders of the Company in light of the following factors:

o To avoid any potential conflict of interest of the Board of Directors by virtue of the Control Shareholders' substantial ownership interest in the Company, the Company Board established an Independent Committee consisting of directors of the Company who are not officers of the Company or affiliates of the Control Shareholders. The Independent Committee has been given the sole and exclusive authority to set the terms of the Offer. To assist it in performing its duties, the Special Committee has retained an independent financial advisor and independent legal counsel.

o Each Public Stockholder of the Company can determine individually whether to tender Shares in the Offer.

o The Offer provides the opportunity for the Public Shareholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

o The Public Shareholders of the Company who believe that the terms of the Offer and the Short-Form Merger or Long-Form Merger are not fair can pursue appraisal rights in respect of the Short-Form Merger or Long-Form Merger under the California Corporation Law.

o The Independent Committee obtained an independent valuation firm to review the terms of the Offer based on the valuation firm's independent valuation of the Company.

The Independent Committee also considered the following factors, which it considered to be negative from the perspective of the Public Shareholders of the Company, in its consideration of the fairness of the terms of the Offer:

o Following the successful completion of the Offer, the Public Shareholders of the Company who accept the Offer would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of their holdings in the Company.

o Historically, there has been relatively low trading volume of the publicly traded shares of the Company. As a result of the tender by Public Shareholders of their Shares, the trading volume may decrease further. Those Public Shareholders who do not tender their Shares may suffer increased illiquidity and decreased market value, particularly if the Shares will no longer be quoted on the Nasdaq SmallCap Market and the Company seeks to terminate the registration of the Shares under the Exchange Act.

In determining that the Offer is fair to the Public Shareholders of the Company, the Independent Committee considered the above factors as a whole and did not assign specific or relative weights to them.

3.       Purpose and Structure of the Offer; Plans for the Company.

General.

         The purpose of the Offer is to provide value and liquidity for the Public Shareholders and for the Control Shareholders to substantially increase their ownership interest in the Company. If a sufficient number of shareholders tender their Shares in the Offer, the Shares will no longer be quoted on the Nasdaq SmallCap Market and the Company intends to terminate the registration of the Shares under the Exchange Act. If the Offer is completed and the Control Shareholders own at least 90% of the outstanding shares of the Company, the Control

Shareholders may seek to have the Company consummate a Short-Form Merger, which would not require the approval of the Company Board, whereby the Control Shareholders (and/or one or more affiliates of the Control Shareholders) will own all of the shares of the Company and each then outstanding Share (other than Shares held by the Control Shareholders) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Alternatively, if the Offer is completed and the Control Shareholders and their respective affiliates do not own at least 90% of the outstanding shares of the Company, the Control Shareholders may, but are not obligated to, seek to have the Company consummate a Long-Form Merger, which would require a fairness hearing before the California Department of Corporations as well as the approval of the Company Board. In a Long-Form Merger, the amount and form of consideration for Shares that are not purchased in the Offer would be negotiated between the Control Shareholders and the Independent Committee. Each then outstanding Share (other than Shares held by the Control Shareholders) may be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Any merger would be subject to compliance with the terms of the Company's debt instruments.

         The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the actions of the Independent Committee, the number of Shares (if any) acquired by the Company pursuant to the Offer and whether the conditions to the Offer have been satisfied or waived.

Alternative Structures Considered by the Company.

         The Company considered alternative structures to effect the purchase of additional Shares including a merger, without a tender offer, and the purchase of Shares in the open market. In determining to proceed with the tender offer, the Company noted that a tender offer was the most expeditious and efficient way to acquire additional Shares and provide cash value to the Public Shareholders. In addition, in a tender offer, each Public Stockholder will be able to determine individually whether to accept the price in the Offer or alternatively not to tender their Shares.

Other Possible Purchases of Shares.

         Whether or not the Offer is successfully completed, the Company may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

Effects of the Offer.

         If the Offer is consummated and all of the 600,000 Shares sought to be repurchased are repurchased by the Company from the Public Shareholders, the interest of the Control Shareholders in the book value and net earnings of the Company will increase proportionally by the increase in their ownership of Shares of the Company.

         If the Offer is completed and a sufficient number of the Company shareholders tender their Shares, it is likely that the Shares will no longer be eligible to be traded on the Nasdaq SmallCap Market or any other securities exchange, and the Company may cease making filings with the Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. It should be noted that the Company currently has only 132 shareholders of record, and is therefore currently eligible to deregister the Shares from reporting under the Exchange Act. In any event, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Company may seek to consummate a Short-Form Merger or Long-Form Merger and, immediately following any merger, the Control Shareholders will own collectively all the equity interests of the Company and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, such parties will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after any merger. After such a merger, the Public Shareholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

Possible Effect of the Offer and Open Market Purchases on the Market for Shares.

         Following the completion of the Offer, the purchase of Shares by the Company pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

Plans for the Company After the Offer.

         Upon consummation of the Offer, the Company does not anticipate making any changes to the current Company Board or to the current management of the Company.

         The Shares are currently listed for quotation on the Nasdaq SmallCap Market. Following the closing of the Offer, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Shareholders who are not affiliated with the Company or the Control Shareholders, the Shares may no longer meet the quantitative requirements for continued listing on the Nasdaq SmallCap Market and may result in the Shares becoming eligible for deregistration under the Exchange Act. As a result, the Shares will no longer be quoted on the Nasdaq and the Company intends to terminate the registration of the Shares under the Exchange Act. It should be noted that the Company currently has only 132 shareholders of record, and is therefore currently eligible to deregister the Shares under the Exchange Act. Upon deregistration of the Shares, the Company will no longer be legally required to file periodic reports with the Commission, under the Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiaries), and will no longer be required to comply with the proxy rules of Regulation 14A under
Section 14 under the Exchange Act. In addition, the Company's officers, directors and shareholders who beneficially own 10% or more of the Shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares.

         If the Company consummates a Short-Form Merger or Long-Form Merger, the Company will become a privately held corporation owned entirely by the Control Shareholders (and/or one or more affiliates of the Control Shareholders) and there will be no public market for the Shares. Accordingly, after the consummation of any merger, the Public Shareholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, the Public Shareholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the Shares in a sale transaction, if any, occurring after the consummation of a merger. No such transactions are contemplated at this time. However, after the consummation of any merger, such Public Shareholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company.


4.       Rights of Shareholders in the Offer and Any Merger.

         No appraisal rights are available to shareholders who tender their Shares in the Offer. If the Short-Form Merger or Long-Form Merger is consummated, however, record shareholders who have not validly tendered their Shares, nor voted in favor of the merger in the case of a Long-Form Merger, will have certain rights under the California General Corporation Law ("CGCL") to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Shareholders who perfect appraisal rights by complying with the procedures set forth in Chapter 13 of the CGCL ("Chapter 13"), a copy of which is attached as Schedule A to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the California Superior Court and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the merger. A judicial determination of the fair value of Appraisal Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more than, equal to, or less than the price per Share offered pursuant to the Offer or proposed to be paid in the Long-Form Merger or Short-Form Merger. In addition, such shareholders may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their Appraisal Shares from the effective time of the Long-Form Merger or Short-Form Merger until the date of payment.

         Under the CGCL, the Company must, not less than 20 days prior to the meeting held or other shareholder action taken for the purpose of obtaining shareholder approval of a Short-Form or Long-Form Merger, notify each of the shareholders entitled to appraisal rights that such rights are available. A holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company not later than the date of the shareholder meeting taking of the vote on the Long-Form Merger or not later than 30 days after the date on which the notice of the approval by the outstanding shares was mailed to the shareholder, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the date of submission of the shares to the Company for endorsement with a statement that the shares are dissenting shares. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the date the Appraisal Shares are submitted for endorsement will lose any right to appraisal in respect of such Appraisal Shares.

         A demand for appraisal must be executed by or on behalf of the shareholder of record and must reasonably inform the Company of the identity of the shareholder of record and that such shareholder intends thereby to demand an appraisal of such Appraisal Shares.

         A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of Appraisal Shares. A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

         Within six months after the date on which notice of the approval by the outstanding shares of the Long-Form Merger or Short-Form Merger, but not thereafter, the Company or any shareholder who has complied with the statutory requirements of Chapter 13 summarized above and who is otherwise entitled to appraisal rights may file a petition in the California Superior Court demanding a determination of the fair value of such holder's Appraisal Shares. It will be the obligation of any shareholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Chapter 13.

         If a petition for appraisal is timely filed, and after a hearing on such petition, the California Superior Court will determine the shareholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the Appraisal Shares from the effective time of the Merger.

         The costs of the proceeding may be determined by the California Superior Court and taxed upon the parties as the court deems equitable under the circumstances. If the appraisal exceeds the price offered by the corporation by more than 125%, the corporation shall pay the costs (including, in the discretion of the court, attorneys' fees and the fees and expenses of experts, and interest at the legal rate on judgments from the date of compliance with the requirements of Chapter 13).

         A shareholder who has submitted shares for endorsement as Appraisal Shares may withdraw such holder's demand for appraisal only with the consent of the Company. If any shareholder who properly demands appraisal of such holder's Appraisal Shares under Chapter 13 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the CGCL, the Appraisal Shares of such shareholder will be converted into the right to receive the proposed merger consideration. A shareholder will fail to perfect, or effectively lose or withdraw, such shareholder's right to appraisal if, among other things, no petition for appraisal is filed within six months after the effective time.

         Except as otherwise disclosed in the Offer to Purchase, the Company has made no provision in connection with the Offer or, if applicable, the Long-Form Merger or Short-Form Merger, to obtain counsel or appraisal services for unaffiliated security holders at the expense of the Company.

         The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their appraisal rights, if any. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the CGCL.

5.       Transactions, Negotiations and Agreements.

         The Company is a party to various employment, option and indemnification agreements with certain of the Company's executive officers who are also Control Shareholders, as described in the Company's Proxy Statement dated April 13, 2001 under the heading "Executive Compensation and Other Matters -- Employment Agreements." In addition, the Company recently purchased two parking lots from a Control Shareholder, and currently leases other parking lot facilities from a Control Shareholder, as described in the Company's Proxy Statement dated April 13, 2001 under the heading "Certain Relationships and Related Transactions."

         Although the Control Shareholders have discussed the possibility of a going private transaction since March 2000, as described above under the heading "Background of Offer; Contacts with the Company," the Control Shareholders have not previously entered into any negotiations, transactions or material contacts during the past two years with the Company concerning any merger, consolidation, acquisition, tender offer or sale or other transfer of a material amount of assets of the Company.

6.       Interest in Securities of the Company.

Securities Ownership.

         The following table sets forth certain information regarding ownership of the Common Stock as of April 6, 2001 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and (iii) each executive officer of the Company.

                                        Shares Beneficially Owned (1)
                                        -----------------------------
Name(s) and Address (2)          Number of Shares     Percentage of Class (3)
-----------------------          ----------------     -----------------------

Isaac and Carolyn Starkman         2,036,666(4)              42.45%
Guy Starkman                         179,062(5)               3.80%
Jason Starkman                        16,667(6)                 *
Paul Gray                              4,000(7)                 *
Stanley Schneider                      4,000(8)                 *
Kenneth J. Abdalla                   538,388(9)              11.52%
Christina Sterling                    19,333(10)                *
Ami Saffron                           16,667(11)                *
Ronald W. Burkle Foundation          448,317(12)              9.59%
Mitchell Hospitality Investments   1,052,311(13)             22.52%

----------
*        Less than 1%

(1) The persons named in the table, to the Company's knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Shares of Common Stock which a person has the right to acquire within 60 days are deemed beneficially owned by that person.

(2) The shareholders' address is at the Company's principal executive offices at 12711 Ventura Boulevard, Suite 400, Studio City, California 91604.

(3) Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person.

(4) Consists of 1,911,666 shares which are held of record in The Starkman Family Trust, a revocable trust of which Isaac Starkman and his wife, Carolyn Starkman, are the Trustees, and currently exercisable stock options for 125,000 shares. Guy and Jason Starkman are potential beneficiaries under this trust.

(5) Consists of 137,395 shares of Common Stock and currently exercisable stock options for 41,667 shares of Common Stock.

(6) Consists of currently exercisable stock options for 16,667 shares of Common Stock.

(7) Consists of currently exercisable stock options for 4,000 shares of Common Stock.

(8) Consists of currently exercisable stock options for 4,000 shares of Common Stock.

(9) Consists of 66,667 shares of Common Stock held of record by Kenneth Abdalla, 35,899 shares of Common Stock held by Yucaipa Waterton Deli Investors, LLC ("Yucaipa"), 435,822 shares of Common Stock held by Jerry's Investors, LLC ("JILLC"). As a result of Waterton's status as the manager of Yucaipa and JILLC, and Mr. Abdalla's status as the manager of Waterton, Mr. Abdalla may be deemed to have shared dispositive and voting power with respect to the shares held by Yucaipa, JILLC and Waterton. However, Mr. Abdalla disclaims beneficial ownership of such shares.

(10) Consists of currently exercisable stock options for 19,333 shares of Common Stock.

(11) Consists of currently exercisable stock options for 16,667 shares of Common Stock.

(12) As reported on a Schedule 13D filed by the Ronald W. Burkle Foundation on March 25, 1998. According to such Schedule 13D, the Ronald W. Burkle Foundation has sole voting power and sole dispositive power with respect to all of these shares. Mr. Abdalla, President and Director of the Company, is a Director of the Ronald W. Burkle Foundation.

(13) Includes 968,978 shares owned by Mitchell Hospitality Investments and 83,333 shares owned by the Edward D. and Anna Mitchell Family Foundation.

         The Company has been advised by The Starkman Family Trust, Isaac Starkman, Guy Starkman, Jason Starkman that they do not intend to tender any of their shares in the Offer. The Company has been advised by Mitchell Hospitality Investments that it does not intend to tender any of its shares, and by the Edward D. and Anna Mitchell Family Foundation that it intends to donate not more than 1700 shares to a charitable institution that will likely tender those shares in the Offer. To the best knowledge of the Company, after making reasonable inquiry, no other Control Shareholder has determined whether or not to tender all or any of their Shares in response to the Offer.

7.       Certain United States Federal Income Tax Consequences.

         The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

         Generally, for U.S. federal income tax purposes, a tendering shareholder who tenders all of his or her Shares will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering non-corporate shareholder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

         Notwithstanding the general rule, under certain circumstances the tender will be treated as a dividend distribution by the Company. In particular, if a shareholder (which includes for this purpose Shares owned by family members and others whose ownership is attributed to the shareholder under the tax laws) tenders only a portion of his or her Shares and as a result, the tendering shareholder's percentage ownership interest in the Company decreases by less than 20% (measured as of the end of the tender offer), dividend treatment may apply. In that event, proceeds received by the shareholder from the tender offer will be taxed as ordinary income to the extent of the shareholder's ratable portion of the Company's earnings and profits, and the shareholder's tax basis in the shares tendered will be reallocated among the shareholder's remaining Shares.

         The tax treatment of Shares converted into cash pursuant to any Short-Form Merger or Long-Form Merger, if consummated, would be the same as the tax treatment of Shares tendered in the Offer as discussed above.

         The foregoing discussion may not be applicable with respect to certain members of management who continue to participate in the ownership of the Company; with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation; or with respect to holders of Shares who are subject to special tax treatment under the Code such as non- U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

         Shareholders of the Company should consult their own tax advisors regarding the specific tax consequences to them of the Offer, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Appraisal Rights.

         A shareholder that exchanges all of its Shares for cash in connection with appraisal rights under the CGCL will generally recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such shareholder's adjusted tax basis in the Shares surrendered. The capital gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Shares is more than one year. Any long-term capital gain recognized by a non-corporate shareholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

Backup Withholding.

         Certain non-corporate shareholders of the Company may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer or any Short-Form Merger or Long-Form Merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

         If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

                                THE TENDER OFFER

1.       Terms of the Offer; Expiration Date.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and pay for up to 600,000 Shares validly tendered and not withdrawn in accordance with the procedures set forth in "--Withdrawal Rights" on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., California time, on Friday, June 29, 2001, unless and until the Company, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Company, will expire.

         The Offer is conditioned upon satisfaction of all the conditions set forth in "--Certain Conditions to the Offer." The Company reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive any condition of the Offer. If any of the conditions set forth in "--Certain Conditions to the Offer" has not been satisfied by 5:00 p.m., California time, on Friday, June 29, 2001 (or any other time then set as the Expiration Date), the Company may elect to:

         (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

         (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

         (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders. The Company expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

Subject to any applicable rules and regulations of the Commission, the Company expressly reserves the right to:

         (1) terminate or amend the Offer if any of the conditions referred to in "--Certain Conditions to the Offer" has not been satisfied; or

         (2) waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

         The Company acknowledges that Rule 14e-1(c) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

         If the Company extends the Offer or if the Company is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Company, except to the extent that tendering shareholders exercise their right to withdraw shares as described herein under "-- Withdrawal Rights." Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., California time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, subject to applicable law (including Rule 13e-4 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Company currently intends to make announcements regarding the Offer by issuing a press release to the Business Newswire.

         If the Company makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Company will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 13e-4 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 5:00 p.m., California time.

         If the Company decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. If, prior to the Expiration Date, the Company increases the consideration being paid for shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose shares are purchased pursuant to the Offer, whether or not such shares were tendered prior to the announcement of the increase in consideration.

         If more than 600,000 Shares are tendered for purchase pursuant to the Offer, unless the Company amends the Offer to increase the number of Shares to be purchased, the Company will accept on a pro rata basis Shares tendered by every shareholder according to the number of Shares tendered by each shareholder during the Offering period. This provision shall not prohibit the Company from:
(i) accepting all Shares tendered by persons who own, beneficially or of record, an aggregate of not more than 99 shares and who tender all their Shares, before prorating Shares held by others; or (ii) accepting by lot Shares tendered by holders who tender all Shares held by them and who, when tendering their Shares, elect to have either all or none or at least a minimum amount or none accepted, if the Company first accepts all Shares tendered by shareholders who do not so elect.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing the Shares (the "Share Certificates") are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

         The Company reserves the right to transfer or assign to one or more of the Company's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.


2.       Acceptance for Payment and Payment.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Company will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Company. See "--Certain Conditions to the Offer." The Company expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in "--Certain Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "-- Certain Conditions to the Offer."

         In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

         (1) the Share Certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Accepting the Offer and Tendering Shares";

         (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

         (3)      any other documents required by the Letter of Transmittal.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Company's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

         Under no circumstances will interest on the purchase price for shares be paid by the Company regardless of any extension of the Offer or by reason of any delay in making such payment. The Company will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.       Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.

         Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary,
(b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

         The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.

         The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with. Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees.

         No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery.

         If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

         (1)      such tender is made by or through an Eligible Institution;

         (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary, as provided below, prior to the Expiration Date; and

         (3) within three trading days after the date of execution of such Notice of Guaranteed Delivery (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses. The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares or a Book-Entry Confirmation, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding.

         Under the U.S. federal income tax laws, payments in connection with the Offer (and a Short-Form Merger or Long-Form Merger, if consummated) may be subject to "backup withholding" at a rate of 31% unless a shareholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer (or converted into cash in a Short-Form Merger or Long-Form Merger, if consummated), each shareholder should provide the Depositary with his or her correct taxpayer identification number by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Non-corporate foreign shareholders should complete and sign an applicable Internal Revenue Service Form W-8, Certificate of Foreign Status (e.g., W-8BEN or W-8ECI), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

Determination of Validity.

         All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, whose determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

         The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.

         The Company's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

4.       Withdrawal Rights.

         Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after 40 business days following the commencement of the Offer. To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in "--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book- Entry Transfer Facility's procedures.

         Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "--Procedures for Accepting the Offer and Tendering Shares."

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       Certain Information Concerning the Company.

         The Company was incorporated in the State of California in 1978. The Company became publicly held in October 1995. The principal executive offices of the Company are located at 12711 Ventura Boulevard, Suite 400, Studio City, California 91406 and its telephone number is (818) 766-8311. The Company is an operator of New York deli-style restaurants and a gourmet market. The Company currently operates 10 restaurants, including seven in Southern California operating under the name "Jerry's Famous Deli," one in Southern California operating under the name "Solley's" and two in Southern Florida operating under the name "Wolfie Cohen's Rascal House." The Company also operates The Epicure Market, a specialty gourmet market located in Miami Beach, Florida.

         The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

6.       Price Range of the Shares.

         From October 22, 1995 and until February 2, 2000, the Company's Common Stock was traded on the Nasdaq National Market. Commencing February 3, 2000, the Company's Common Stock has been traded on the Nasdaq SmallCap Market. The high and low sales prices for the Common Stock during the eight most recent quarters are as follows:

                                    High              Low
                                    ----              ---
March 31, 1999                      $6.19            $2.63
June 30, 1999                       $4.78            $3.00
September 30, 1999                  $4.50            $2.63
December 31, 1999                   $3.19            $1.69
March 31, 2000                      $6.66            $1.88
June 30, 2000                       $4.00            $1.69
September 30, 2000                  $4.88            $3.50
December 31, 2000                   $4.63            $1.16

         The share prices reported above and elsewhere herein are as adjusted for the one-for three reverse stock split completed in February 2000. On April 2, 2001, the closing sale price for the Common Stock reported on the Nasdaq SmallCap Market was $3.75 per share. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "DELI." As of April 2, 2001, there were 132 shareholders of record of the Common Stock.

         The Company has not paid any dividends since it became a public company and will likely not pay any cash dividends in respect of the Common Stock in the future, although all strategic issues are under review. In addition, the Company's line of credit with Fleet National Bank requires the bank's consent before the payment of any dividends, which consent may not be unreasonably withheld. The Bank has agreed to permit the Company to use a portion of its existing line of credit to fund the repurchase of Shares in this Offer.

7.       Certain Information Concerning the Company.

         This Offer is made by the Company. The principal executive offices of the Company are located at 12711 Ventura Boulevard, Suite 400, Studio City, California 91406 and its telephone number is (818) 766-8311.

         The executive officers and directors of the Company, the identities of the Control Shareholders and the executive officers and directors of the Control Shareholders who are not natural persons are listed below, along with a brief statement of the business and background of each person and entity:


Name and Address                      Nature of Affiliation               Business and Background
----------------                      ---------------------               -----------------------
Isaac Starkman                        Chairman and Chief Executive        Chairman and Chief Executive
12711 Ventura Boulevard               Officer of the Company              Officer of the Company since
Suite 400                                                                 1979
Studio City, California 91604

Guy Starkman                          President of the Company            Director of Operations 1989-
12711 Ventura Boulevard                                                   1995; Vice President 1995-2001;
Suite 400                                                                 President January 1, 2001 to
Studio City, California 91604                                             present


Jason Starkman                        Director of Management              Director of Management
12711 Ventura Boulevard               Information Systems of the          Information Systems since 1992;
Suite 400                             Company                             Vice President 1995 to present
Studio City, California 91604

Christina Sterling                    Chief Financial Officer of the      Chief Financial Officer since
12711 Ventura Boulevard               Company                             1978
Suite 400
Studio City, California 91604

Ami Saffron                           Director of Development and         Restaurant food service
12711 Ventura Boulevard               Vice President of the Company       supervisor since 1991; Vice
Suite 400                                                                 President and Director of
Studio City, California 91604                                             Development since 1995

Kenneth Abdalla                       Director                            Director of the Company since
9130 West Sunset Boulevard                                                1996; President of the Company
Los Angeles, CA 90069                                                     from 1997 until 2000; founder
                                                                          and managing member of
                                                                          Waterton Management, LLC, a
                                                                          private investment firm
                                                                          established in 1995.

Paul Gray                             Director                            Director of the Company since
12711 Ventura Boulevard                                                   1995; founder, President and tax
Suite 400                                                                 partner of Brenner, Gray and
Studio City, California 91604                                             Associates since 1988

Stanley Schneider                     Director                            Director of the Company since
12711 Ventura Boulevard                                                   1995; founder and managing
Suite 400                                                                 partner of Gursey, Schneider &
Studio City, California 91604                                             Co. LLP since 1964

Jonathan Mitchell                     Control Shareholder                 General Partner, Mitchell Equity
11601 Wilshire Boulevard, Suite                                           Investments and President of the
2460                                                                      Edward D. and Anna Mitchell
Los Angeles, California  90025                                            Family Foundation


The Starkman Family Trust             Control Shareholder                 California Family Trust of Isaac
12711 Ventura Boulevard                                                   and Carolyn Starkman
Suite 400
Studio City, California 91604

Mitchell Equity Investments           Control Shareholder                 California limited partnership
11601 Wilshire Boulevard, Suite                                           controlled by Jonathan Mitchell
2460                                                                      and his affiliates
Los Angeles, California  90025

Mitchell Hospitality Investments      Control Shareholder                 Delaware limited liability
11601 Wilshire Boulevard, Suite                                           company wholly owned by
2460                                                                      Mitchell Equity Investments
Los Angeles, California  90025

Edward D. & Anna Mitchell Family      Control Shareholder                 Delaware non-profit corporation
Foundation                                                                controlled by Jonathan Mitchell



11601 Wilshire Boulevard, Suite 2460                                      and other Mitchell family members
Los Angeles, California  90025

Jerry's Investors, LLC                Control Shareholder                 private Delaware investment
9130 West Sunset Boulevard                                                limited liability company
Los Angeles, CA 90069                                                     controlled by Kenneth Abdalla

Yucaipa Waterton Deli Investors,      Control Shareholder                 private Delaware investment
LLC                                                                       limited liability company
9130 West Sunset Boulevard                                                controlled by Kenneth Abdalla
Los Angeles, CA 90069

Waterton Management, LLC              Control Shareholder                 private Delaware investment
9130 West Sunset Boulevard                                                limited liability company
Los Angeles, CA 90069                                                     controlled by Kenneth Abdalla

Ronald W. Burkle Foundation           Control Shareholder                 California family foundation of
                                                                          which Kenneth Abdalla is a
                                                                          Director

8.       Source and Amount of Funds.

         The total amount of funds required for the Company to purchase all of the outstanding Shares (other than the Shares owned by the Company) pursuant to the Offer and, if consummated, a Short-Form Merger or Long-Form-Merger, and to pay fees and expenses related thereto is estimated to be approximately $3,300,000. The Company plans to obtain all funds needed for the Offer from an existing line of credit and cash flow from operations.

9. Effect of the Offer on the Market for the Shares; Nasdaq Stock Market Listing; Exchange Act Registration; Margin Regulations.

Nasdaq Stock Market Listing.

         The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Shares if, among other things, (1) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("Nasdaq Excluded Holdings")) fell below 500,000, (2) the market value of publicly held Shares is less than $1,000,000; or (3) the total number of shareholders is less than 300. If, as result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

Margin Regulations.

         The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.

         The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. It should be noted that the Company currently has 132 shareholders of record, such that it is currently eligible to deregister the Shares under the Exchange Act, regardless of whether the Offer is completed. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See "SPECIAL FACTORS-- Purposes of the Offer; Plans for the Company." In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the Nasdaq.

Other Possible Purchases of Shares.

         Whether or not the Offer is successfully completed, the Company may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by the Company pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public shareholders who are not affiliated with the Company, the Shares may no longer meet the quantitative requirements for continued listing on the Nasdaq. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.

10.      Certain Conditions to the Offer.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer at any time, in its sole discretion, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 13e-4(f) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Company, at any time on or after Expiration Date and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Company to have occurred:

         (a) a deficiency in the amount of retained earnings available to repurchase all shares tendered for repurchase in the Offer as of the date the shares are repurchased, in which event the Company may either: (i) not complete the repurchase, or (ii) reduce the number of shares that are repurchased, on a pro rata basis among all shareholders who have tendered their shares, to an amount that may be purchased by the Company based on the amount of its retained earnings on the date of repurchase.

         (b) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Company, is or may be materially adverse, or the Company shall have become aware of any fact which, in the sole judgment of the Company, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Company;

         (c) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Company or the consummation by the Company of a merger or other business combination with any affiliate of the Control Shareholders, (B) seeking to obtain damages in connection therewith or
(C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (2) seeking to prohibit the ownership or operation by the Company or any affiliate of the Control Shareholders of all or any portion of the business or assets of the Company and its subsidiaries or of the Company, or to compel the Company or any other affiliate of the Control Shareholders to dispose of or hold separately all or any portion of the business or assets of the Company or seeking to impose any limitation on the ability the Company or any affiliate of the Control Shareholders to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Company or any affiliate of the Control Shareholders effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's shareholders, (4) seeking to require divestiture by the Company, or any affiliate of the Control Shareholders of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Company as a result of the transactions contemplated by the Offer or any other business combination with the Company, (6) which otherwise, in the sole judgment of the Company, might materially adversely affect the Company or the value of the Shares or (7) in the sole judgment of the Company, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships;

         (d) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Company or any Control Shareholders or (2) to the Offer or other merger or business combination by the Company or any affiliate of the Control Shareholders with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses
(1) through (7) of paragraph (b) above;

         (e) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of the Company, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company does business that could, in the sole judgment of the Company, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or the trading in, or value of, the Shares, or (7) in the case of any of the foregoing existing on the commencement date of the Offer, a material acceleration or worsening thereof;

         (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person or it shall be publicly disclosed or the Company shall otherwise learn that (1) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or
Schedule 13G on file with the Commission on the date of this Offer to Purchase,
(2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or
(4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

         (g) the Company shall have entered into a definitive agreement or announced an agreement in principle with a third party providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer; or

         (h) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall be the subject of a default or accelerated or otherwise become due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise), in either case, with or without notice or the lapse of time or both, whether or not as a result of the transactions contemplated by the Offer or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements, in the sole judgment of the Company, may have a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or (B) the value of the Shares in the hands of the Company (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer).

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances (including any action or omission by the Company) giving rise to any such conditions or may be waived by the Company, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning any condition or event described in this section shall be final and binding upon all parties.


11.      Certain Legal Matters; Litigation; Required Regulatory Approvals.

General.

         Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Company is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Company's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Company pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Company's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the "INTRODUCTION" and "--Certain Conditions to the Offer."

Pending Litigation.

         There is no pending litigation in connection with the Offer. The Company is named as a party from time to time in litigation in the ordinary course of its business, but no pending litigation would have any impact on the Company's ability to complete the Offer.

12.      Certain Fees and Expenses.

         D. F. King & Co., Inc. has been retained by the Company as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Company has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

         In addition, U.S. Stock Transfer Corporation has been retained by the Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

         The following table presents the estimated fees and expenses to be incurred by the Company in connection with the Offer:

         Legal Fees and Expenses ....................          $ 80,000
         Printing and Mailing .......................          $ 20,000
         Filing Fee .................................          $  1,000
         Depositary Fees ............................          $  8,500
         Information Agent ..........................          $ 20,000
         Miscellaneous ..............................          $ 20,000
                                                               --------
         Total ......................................          $149,500

         Except as set forth above, the Company will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Company for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

13.      Miscellaneous.

         The Company is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Company will make a good faith effort to comply with such state statute. If, after such good faith effort the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

         No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

         The Company has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in "THE TENDER OFFER--Certain Information Concerning the Company" with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.


April 27, 2001                                         JERRY'S FAMOUS DELI, INC.

                                   SCHEDULE A

                    CHAPTER 13 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF CALIFORNIA

ss 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions: (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class. (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting. (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301. (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

ss 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

ss 1302.   Stamping or endorsing dissenting shares

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

ss 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

ss 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

ss 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment, and payment; Appeal; Costs of action

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

ss 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

ss 1307.  Disposition of dividends upon dissenting shares

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

ss 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

ss 1309.  When dissenting shares lose their status

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

ss 1310. Suspension of proceedings for compensation or valuation pending litigation

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

ss  1311. Shares to which chapter inapplicable

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

ss 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

         Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                         U.S. STOCK TRANSFER CORPORATION

         By Mail:                             By Hand:                     By Overnight Delivery:
U.S. Stock Transfer Corp.             U.S. Stock Transfer Corp.           U.S. Stock Transfer Corp.
1745 Gardena Avenue                   1745 Gardena Avenue                 1745 Gardena Avenue
Suite 200                             Suite 200                           Suite 200
Glendale, CA  91204                   Glendale, CA  91204                 Glendale, CA  91204
Attn: Transfer Department             Attn: Transfer Department           Attn: Transfer Department

                          If by Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (818) 502-0674

              Confirmation Receipt Of Facsimile By Telephone Only:
                                 (818) 502-1404

         Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                           77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and brokers call collect: (212) 269-5550
                All others please call toll free: (800) 848-3094